Exhibit 99.1

[Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (305) 362-2611 investor.relations@applicamail.com

     Miami Lakes, Florida (October 27, 2003) – Applica Incorporated (NYSE: APN) today announced that Applica Consumer Products, Inc., its wholly owned U.S. operating subsidiary, entered into an agreement in 2000 with a leading and pre-eminent manufacturer of packaged goods – The Procter & Gamble Company (NYSE: PG) – to begin co-development of several home-based consumer product programs that will be available at retail in 2004.

     These joint initiatives will employ the marketing power of the Black and Decker® brand – which helped to institute household product icons such as DustBuster®, SnakeLight® and Gizmo® – with the renowned marketing prowess of Procter & Gamble and its leading consumer brands.

     “This is truly an exciting and defining moment for Applica as we embark on a much anticipated journey together with a leader in consumer packaged goods. Much to our delight, and with a formula that attempts to overwhelm consumer purchase decisions with trusted and recognizable brands, we are introducing consumer products that we anticipate will redefine consumer behaviors and pioneer new categories,” commented Harry D. Schulman, President and Chief Executive Officer of Applica Incorporated.

     Applica will hold a conference call on, Thursday, October 30, 2003 at 11:00 a.m., Eastern Time, to discuss the co-development program, as well as its third-quarter and year-to-date results, and to give guidance on future results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN, at www.streetevents.com. The event will be archived and available for replay through Thursday, November 6, 2003, at midnight.

     Applica Incorporated and its subsidiaries are manufacturers, marketers and distributors of a broad range of branded and private-label small electric consumer goods. The Company manufactures and distributes small household appliances, pest control products, home environment products, pet care products and professional personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in China and Mexico. Applica also manufactures products for other consumer products companies. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding the impact that the war with Iraq or terrorist activities may have on the economy; adverse effects of newly acquired businesses or product lines; the bankruptcy or loss of a major retail customer, distributor or supplier; economic conditions and the retail environment; the Company’s dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; reliance on key customers; dependence on foreign suppliers and supply and manufacturing constraints; increases in raw materials costs; cancellation or reduction of orders; the uncertainties in the Latin American economies; the potential for product recalls and product liability claims, and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2002, and the subsequent Form 10-Q reports. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.